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                                                                    EXHIBIT 23.1

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
About.com, Inc.

The audits referred to in our report dated January 20, 1999, except for note 2(q), which is as of March 19, 1999, included the related financial statement schedule for the period from June 27, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                              /s/ KPMG LLP

New York, New York
October 14, 1999